Exhibit 99.4

LETTER TO CLIENTS

Offer To Exchange Each Outstanding Share of Common Stock

of

GENZYME CORPORATION

for

$74.00 Net Per Share and

One Contingent Value Right

by

GC MERGER CORP.

a wholly-owned subsidiary of

SANOFI-AVENTIS

Pursuant to the Prospectus/Offer to Exchange dated March 7, 2011

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2011, UNLESS THE EXCHANGE OFFER IS EXTENDED.

March 7, 2011

To Our Clients:

Enclosed for your consideration are a Prospectus/Offer to Exchange, dated March 7, 2011, and a related Letter of Transmittal (which together, as may be amended or supplemented from time to time, constitute the “Exchange Offer”) in connection with the offer by GC Merger Corp. (“Purchaser”), a Massachusetts corporation and a wholly-owned subsidiary of sanofi-aventis, a French société anonyme (“Parent”), to exchange each of the issued and outstanding shares of common stock, par value $0.01 (the “Shares”), of Genzyme Corporation, a Massachusetts corporation (“Genzyme”), for (i) $74.00 in cash, less any applicable withholding taxes and without interest and (ii) one contingent value right (each, a “CVR”) issued by Parent upon the terms and subject to the conditions of the Exchange Offer.

Also enclosed is an amendment to Genzyme’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the “SEC”) by Genzyme on March 7, 2011, which includes the unanimous recommendation of Genzyme’s board of directors that Genzyme shareholders accept the Exchange Offer and tender their Shares to Purchaser pursuant to the Exchange Offer.

We (or our nominees) are the holder of record of the Shares held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Shares held by us for your account, pursuant to the terms and conditions set forth in the Exchange Offer.

Your attention is directed to the following:

1.	The consideration for each Share is (i) $74.00 in cash, less any applicable withholding taxes and without interest, and (ii) one CVR, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange.

2.	The Exchange Offer is being made for all outstanding Shares.

3.	The Exchange Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 16, 2011, by and among Parent, Purchaser and Genzyme (the “Merger Agreement”). Purchaser is offering to acquire all of the Shares as a first step in acquiring the entire equity interest in, and thus control of, Genzyme. Pursuant to the Merger Agreement, after the Exchange Offer is completed, subject to the approval of Genzyme’s shareholders, if required by applicable law, Purchaser will merge with and into Genzyme (the “Merger”), with Genzyme surviving the Merger as a wholly-owned subsidiary of Parent. In the Merger, each remaining Share (other than dissenting Shares and Shares owned by Parent or Genzyme (or their respective subsidiaries)) will be converted into the right to receive the same consideration as that received by Genzyme shareholders pursuant to the Exchange Offer. The Genzyme board of directors recommends that Genzyme shareholders accept the Exchange Offer by tendering their shares in the Exchange Offer.

4.	The Exchange Offer and the withdrawal rights expire at 11:59 p.m., New York City Time, on Friday, April 1, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Date”).

5.	The Exchange Offer is conditioned upon, among other things, (i) there having been validly tendered in the Exchange Offer and not properly withdrawn that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis; (ii)(a) a registration statement on Form F-4 to register the CVRs (the “Registration Statement”) having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect and no proceedings for that purpose having been initiated or threatened by the SEC, (b) the CVRs being issued in the Exchange Offer and the Merger having been approved for listing (subject, if applicable, to notice of issuance) for trading on Nasdaq Stock Market (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and Genzyme), and (c) a contingent value rights agreement to be entered into between Parent and a trustee mutually acceptable to Parent and Genzyme prior to the completion of the Merger having been duly executed and delivered by Parent and the trustee and being in full force and effect; and (iii) the other conditions described in the section of the Prospectus/Offer to Exchange entitled “The Exchange Offer—Conditions of the Exchange Offer” having been satisfied.

6.	Any stock transfer taxes applicable to the transfer of Shares to Purchaser pursuant to the Exchange Offer will be paid by Parent or Purchaser, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Transmittal.

7.	Shareholders of record who tender directly to Computershare Trust Company, N.A., the Exchange Agent, will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the exchange of shares by Purchaser pursuant to the Exchange Offer.

We urge you to read the enclosed Prospectus/Offer to Exchange, Letter of Transmittal, and Solicitation/Recommendation Statement regarding the Exchange Offer carefully before instructing us to tender your Shares.

The Exchange Offer is being made solely pursuant to the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Exchange Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Exchange Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the Offer to Exchange

All Outstanding Shares of Common Stock

of

GENZYME CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus/Offer to Exchange, dated March 7, 2011, and the related Letter of Transmittal (which together, as may be amended or supplemented from time to time, constitute the “Exchange Offer”) in connection with the offer by GC Merger Corp. (the “Purchaser”), a Massachusetts corporation and a wholly-owned subsidiary of sanofi-aventis, a French société anonyme (“Parent”), to exchange each of the issued and outstanding shares of common stock, par value $0.01 (the “Shares”), of Genzyme Corporation, a Massachusetts corporation (“Genzyme”), for (i) $74.00 in cash, less any applicable withholdings for taxes and without interest and (ii) one contingent value right (each, a “CVR”) upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Exchange Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):

(Please Print)

Address(es):

(Include Zip Code)

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT, PURCHASER OR PARENT.

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